Item 77Q2 Exhibit

Pursuant to Section 30(h) of the 1940 Act and Section 16 of the Securities and Exchange Act of 1934 (the “Exchange Act”), investment advisers, or affiliated persons of investment advisers are subject to making certain filings (the “Section 16 Filings”) with the U.S. Securities and Exchange Commission (the “SEC”) to notify the SEC of their beneficial ownership of securities in closed-end funds to which the investment adviser performs investment advisory services.  When AAI assumed the advisory role for the Liberty All-Star Growth Fund, Inc. (the “Fund”) in December 2006, an initial Form 3 was not filed with the SEC, as required under Section 16 of the Exchange Act.  In conjunction with this, an initial Form 3 was also not filed for AAI’s parent company, ALPS Holdings, Inc. (“AHI”). The initial Form 3 filings were made on behalf of AAI and AHI on August 11, 2015 and August 13, 2015, respectively.  In addition, the Fund has communicated these requirements to the applicable sub-advisers to ensure that all of the required filings are made. There was no impact to the Fund or the Fund’s shareholders as a result of the missed filings.  It should be noted that the appropriate filings were made for all officers and directors of the Fund and AAI.